Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated June 6, 2007 (which report expresses an unqualified opinion, makes reference to the report of other auditors, and includes explanatory paragraphs relating to a) the adoption of the balance sheet provisions of Financial Accounting Standards Board (“FASB”) Statement No. 158, b) a change in the method of accounting for conditional asset retirement obligations to conform with FASB Interpretation No. 47, c) the filing by Tower Automotive, Inc. (the “Company”) and certain subsidiaries (Debtor-in-Possession) for reorganization under Chapter 11 of the U.S. Bankruptcy Code, and d) substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Tower Automotive, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006, in the following Registration Statements:

Form	Registration No.
S-8	333-119155
S-8	333-17355
S-8	333-39523
S-8	333-59664
DELOITTE & TOUCHE LLP
Detroit, Michigan
June 6, 2007